Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is SunCom Wireless, Inc.

2.	That a Certificate of the Amendment of Certificate of Incorporation was filed by the Secretary of State of Delaware on February 10, 2005 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate to be corrected as follows:

Item 2 states the incorrect entity type being corrected.

4.	Article I of the Certificate is corrected to read as follows:

The name of the Corporation shall be SunCom Wireless, Inc.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Michael E. Kalogris, an Authorized Officer, this 25th Day of March, A.D. 2005.

By:	/s/ Michael E. Kalogris
Name:	Michael E. Kalogris
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

SUNCOM WIRELESS PCS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is

SUNCOM WIRELESS PCS, INC.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article[s] FIRST thereof and by substituting in lieu of said Article[s] the following new Article[s]:

“The name of the limited liability company is SunCom Wireless, Inc.”

3. The amendment[s] of the certificate of incorporation herein certified has [have] been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on February 10, 2005

/s/ David D. Clark
David D. Clark, Executive Vice President and CFO

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Triton PCS, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

The name of the Corporation shall be SunCom Wireless PCS, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of January, 2005.

By:	/s/ David D. Clark
Authorized Officer

Title:	Executive Vice President and
Chief Financial Officer

Name:	David D. Clark
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